================================================================================

                       SECURITIES AND EXCHANGE COMMISSION

                              Washington, DC 20549
                                ________________

                                    FORM 8-K




                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


Date of Report (Date of earliest event reported):   August  9, 2001
                                                    ---------------

                            Salon Media Group, Inc.
_______________________________________________________________________________
             (Exact name of registrant as specified in its charter)

   Delaware                          0-26395           94-3228750
_______________________________________________________________________________
 (State or other jurisdiction    (Commission        (IRS Employer
      of incorporation)          File Number)      Identification No.)

       22 Fourth Street, 16/th/ Floor, San Francisco, CA             94103
_______________________________________________________________________________
           (Address of principal executive offices)               (Zip Code)

Registrant's telephone number, including area code:   (415) 645-9200
                                                      --------------

_______________________________________________________________________________
         (Former name or former address, if changed since last report)

Item 5.  Other Events

On August 9, 2001, Salon Media Group, Inc. (the "Registrant" or the "Company) completed the first closing of a Series A Convertible Preferred Stock private placement pursuant to which it raised approximately $2.5 million from financial and strategic investors. The financing was effected in accordance with the Securities Purchase Agreement dated as of August 9, 2001 between the Company and the purchasers listed on the schedule of purchasers attached thereto. Pursuant to the Securities Purchase Agreement, the Company sold and issued 622 shares of Salon Series A Convertible Preferred Stock to the Purchasers at a price of $4,000 per share, and warrants to purchase approximately 5.0 million shares of the Company's common stock at an exercise price of $0.2875 per share. The purchasers will own approximately 41% of the outstanding voting securities for an aggregate purchase price of $2.5 million and upon raising an aggregate amount of $4.0 million, the purchasers would own approximately 53% of the outstanding voting securities. The Company will use the capital raised for working capital and other general corporate purposes. The private placement allows investments of up to an aggregate $4.0 million, the Company may thus raise funds beyond the $2.5 million already received.

The holders of Series A Convertible Preferred Stock are entitled to the following rights and preferences: cumulative and accrued dividends of 8.0% annually; in the event of a liquidation, they will receive prior and in preference to distributions made to holders of common stock, an amount equal to $8,000 per share of Series A Convertible Preferred Stock, and then participate with the holders of common stock up to an aggregate return of $12,000 per share of Series A Convertible Preferred Stock; certain voting rights and terminable redemption rights. The Series A Convertible Preferred Stock will become convertible into common stock of the Company at the conversion rate determined by dividing the Series A Convertible Preferred Stock per share price of $4,000 by the Series A Conversion Price of $0.25, subject to the Company's stockholders' approval. The Series A Convertible Preferred Stock conversion price is subject to downward adjustment under certain circumstances related to subsequent Company stock issuances.

Neither the Series A Convertible Preferred Stock, warrants, nor the underlying shares of common stock have been registered for sale under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration under such act or an applicable exemption from registration requirements. Pursuant to its obligations under the Securities Purchase Agreement, the Company will solicit the approval of its stockholders regarding the conversion of the Series A Convertible Preferred Stock and the issuance and sale of the warrants as required under Rule 4350(i)(1)(D)(ii) of the Marketplace Rules of the NASDAQ National Market.

The foregoing description of the private placement is qualified in its entirety by reference to the Securities Purchase Agreement, Securities Rights Agreement, Form of Common Stock Purchase Warrant and Certificate of Designation of Preferences and Rights of the Series A Convertible Preferred Stock, copies of which are filed with this current report as

Exhibits 3.4, 4.2.1, 4.2.2, and 4.2.3 respectively, and each of these exhibits is incorporated herein by reference.



Item 7.  Financial Statements, Pro Forma Financial Information and Exhibits

(c)      Exhibits


Exhibit No.          Description
----------           -----------

3.4 Certificate of Designation of Preferences and Rights of the Series A Preferred Stock dated as of August 8, 2001.

4.2.1 Securities Purchase Agreement dated as of August 9, 2001 between Salon Media Group, Inc. and the Purchasers listed on the Schedule of Purchasers attached thereto.

4.2.2 Securities Rights Agreement dated as of August 9, 2001 between Salon Media Group, Inc. and the Purchasers listed on Exhibit A attached thereto.

4.2.3 Form of Common Stock Purchase Warrant dated August 9, 2001 issued by Salon Media Group, Inc.



SIGNATURE
---------

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                        SALON MEDIA GROUP, INC.

Dated:  08/20/01        /s/ Robert O'Callahan
                        --------------------------------------------
                        Robert O'Callahan, Chief Financial Officer

                                       3